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                      June 20, 2024

       Jason W. Fraser
       Chief Financial Officer
       Valero Energy Corporation
       One Valero Way
       San Antonio, Texas 78249

                                                        Re: Valero Energy
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2023
                                                            Filed February 22,
2024
                                                            File No. 001-13175

       Dear Jason W. Fraser:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation